Exhibit 10.1

CTI INDUSTRIES CORPORATION

INCENTIVE COMPENSATION PLAN

This CTI Industries Corporation Incentive Compensation Plan (herein the “Plan”) sets forth the plan and program of CTI Industries Corporation (the “Company”) for incentive and bonus compensation to be paid to executive and managerial employees of the Company. This Plan has been developed and recommended by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) and has been adopted and approved by the Board of Directors of the Company (“Board”) as of September 28, 2007 and shall remain in effect until terminated by act of the Board.

ARTICLE I - ESTABLISHMENT AND PURPOSE

1.1 Effective Date. This Plan shall be effective as of January 1, 2007 and shall remain in effect until terminated by resolution of the Board. This Plan may be modified in whole or in part, at any time or from time to time, by resolution of the Board.

1.2 Purposes. The purposes of this Plan are:

(i) reward key individuals who influence the profitability of the Company for performance affecting the profitability of the Company;

(ii) provide an incentive opportunity based on achieving profitability of the Company which will enable the Company to attract, motivate and retain executives.

ARTICLE II - DEFINITIONS AND CONSTRUCTION

2.1	Definitions. The following terms shall have the meanings stated below unless the context clearly indicates otherwise:

(a) “Board” shall mean the Board of Directors of the Company;

(b) “Compensation Committee” shall mean the Compensation Committee of the Board.

(c) “Employee” shall mean an individual who is in the employ of the Company.

(iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as now in effect or amended.

(d) “Incentive Compensation” shall mean the amount to be paid, in the form of cash, to a Participant, under the terms of this Plan

(e) “Net Income” shall mean the net income of the Company, on a consolidated basis, determined in accordance with generally accepted accounting principals consistently applied, before provision for income tax and before provision for any incentive compensation payable under this Plan. Net Income shall not include extraordinary or non-recurring income, expenses or events, such items and amounts to be determined by the Compensation Committee in their sole discretion.

(f) “Participant” shall mean an employee, officer or director of the Company who shall be designated by the Compensation Committee as a Participant in this Plan. Participants shall be designated as participants either in Pool I or Pool II.

(g) “Plan Year” shall mean a calendar year.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

2.3 Rights of Participants. This Plan shall not, and shall not be construed to, give a Participant any right to be retained in the service or employment of the Company or the right to any benefit not provided by this Plan.

2.4 Severability. In the event that any provision of this Plan shall be held invalid or illegal for any reason, any such invalidity or illegality shall not affect the remaining parts of this Plan, but this Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan, and the Company shall have the right to correct and remedy such illegal or invalid provision so as to make it valid, legal and enforceable.

2.5 Applicable Law. This Plan is intended to be exempt from Title IV of ERISA. This Plan shall be governed and construed in accordance with the laws of the State of Illinois.

ARTICLE III - PARTICIPATION

3.1 Designation of Pool I Participants. Prior to the beginning of each Plan Year, the Compensation Committee shall recommend to the Board which persons shall become Pool I Participants in the Plan for such Plan Year and shall designate, in such recommendation, the Award Amount; provided, however, that, for the Plan Year commencing January 1, 2007, such recommendation and designation shall be made on or before April 30, 2007. The Participants and Award Amounts for a Plan Year shall be established by resolution of the Board.

3.2 Designation of Pool II Participants. On or before November 30 of each Plan Year, management shall recommend to the Board of Directors and the Board of Directors shall designate and determine those employees of the Company who shall be Pool II Participants for such Plan Year and the relative amount of their participation in Pool II which shall may be expressed as a specific amount, or as a percentage of the Pool II Award Amount, as management and the Board of Directors shall determine.

ARTICLE IV - INCENTIVE AWARDS

4.1 Pool I Awards.

(a) Incentive compensation awards for Participants in Pool I, and the amount of the incentive compensation to be paid to Pool II participants as a group, shall be expressed as a percent (“Award Amount”). Such Award Amount shall represent a percent of the Net Income of the Company for the period for which the incentive compensation is payable.

(b) Pool I incentive compensation shall be determined and paid as follows:

(i) Within 15 days after the filing of the Company’s Report on Form 10-Q for the quarters ended March 31, June 30 and September 30 of each Plan Year, the Company shall determine the amount of the Net Income for the quarter then ended and shall pay to each Pool I Participant, as incentive compensation, an amount equal to fifty (50%) percent of such Participant’s Award Amount with respect to the Net Profit of the Company for such quarter;

(ii) Within 15 days after the filing of the Company’s Report on Form 10-K for each Plan Year, the Company shall determine the amount of the Net Income for the Plan Year and shall pay to each Pool I Participant, as incentive compensation, the full amount of the Participant’s Award Amount with respect to the Net Income of the Company for the Plan Year, less the aggregate amount of incentive compensation previously paid to such Participant under this Plan during such Plan Year; provided that the amount shall not be less than zero.

(c) No incentive compensation award shall be payable with respect to any calendar quarter in which the Net Income shall be less than $100,000 or for any Plan Year in which the Net Income shall be less than $250,000. The maximum amount of incentive compensation payable to any Participant shall be an amount equal to the annual base compensation of such Participant. In no event shall the aggregate amount of the Award Amounts exceed fifteen (15%) percent of the Net Income of the Company.

4.2 Pool II Awards

(a) The Award Amount for Pool II participants shall be determined on or before March 1 for the Plan Year.

(b) On or before November 30 of each Plan Year, management of the Company shall make an estimate of the Net Income of the Company for the Plan Year and, on or before December 15 of each such Plan Year shall pay the Pool II Award Amount, determined on the basis of such estimated Net Profit, to Pool II Participants. The Pool II Award Amount shall be the amount determined by management in accordance with this paragraph and, neither such amount, or the amount of incentive compensation payable to Pool II Participants, shall be increased or decreased subsequent to such determination as the result of the actual Net Income for the Plan Year.

4.3 Termination of Employment.

(a) Nothing herein shall, or shall be deemed to, establish and contract or agreement for employment of any Participant or to entitle Participant to continue in the employ of the Company for the Plan Year or for any other term, or to receive any notice of termination or severance payments upon termination of employment.

(b) Except as expressly provided herein, no Participant shall have any right to receive any incentive compensation, or other compensation or payment, from the Company. Incentive compensation payments provided for in this Plan shall become payable at the time and upon the terms provided herein and no right to receive incentive compensation payments hereunder shall be established or accrue except as, and at the times, expressly provided herein.

(c) Except as expressly provided herein, a Participant whose employment with the Company is terminated, for any reason, prior to the date that an incentive compensation payment becomes payable to such Participant hereunder, shall not be entitled to receive an incentive compensation payment which would or may have become payable subsequent to the date of such termination, whether during or after the Plan Year, had such employee’s employment with the Company continued. With respect to a Pool I Participant whose employment with the Company is terminated during a Plan Year (a) by the Company other than for cause or (b) by reason of the death, disability or retirement of Participant, such Participant shall be entitled (i) to retain incentive compensation payments actually made to such Participant during such Plan Year and (ii) to receive an incentive compensation payment 45 days after the end of the Plan Year equal to (A) the amount payable to the Participant for the Plan Year multiplied by a fraction the numerator of which is the number of days of the Plan Year during which the Participant was employed by the Company and the denominator of which is 365, (B) less the amount of incentive compensation previously paid to such Participant during such Plan Year.

ARTICLE V - GENERAL PROVISIONS

5.1 Funding. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company or any subsidiary thereof for the payment of incentive compensation hereunder. No Participant or any other person shall have any interest in any particular assets of the Company or any subsidiary thereof by reason of the right to receive incentive compensation hereunder and all Participants shall have only the rights of a general unsecured creditor of the Company or any subsidiary with respect to any rights under the Plan.

5.2 Delay or Denial of Award; Special Circumstances. The Compensation Committee shall retain the right, in their sole discretion, in connection with an actual or possible breach of duty or trust, or fraud, by a Participant (i) to delay the payment of incentive compensation hereunder to such Participant during the period of investigation thereof or (ii) to deny the payment of incentive compensation hereunder. Further, the Compensation Committee shall be entitled, in its sole discretion, to consider special circumstances, including but not limited to anticipated future results of operations or commitments of the Company, and to reduce or eliminate the amount of incentive compensation which may otherwise be payable hereunder.

5.3 Interests Not Transferable. No incentive compensation payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge prior to actual receipt thereof by the payee, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charger prior to such receipt shall be void. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any incentive compensation under the Plan.

5.4 Administration of Plan. This Plan shall be administered by the Compensation Committee. The Compensation Committee shall have the full authority and discretion to adopt rules and regulations to carry out the purposes and provisions of this Plan. The Compensation Committee is specifically granted the authority to interpret, in its sole discretion, all terms and provisions of this Plan and such interpretation, and all decisions and actions of the Compensation Committee with respect to the Plan, shall be conclusive and binding on all Participants and the Company. The Compensation Committee shall make decisions according to a majority vote and maintain a written record of its decisions and actions.

5.5 Indemnification and Exculpation. Each member of the Compensation Committee and of the Board and their agents, and all officers and employees of the Company acting with respect to the Plan, shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expense which may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by them in settlement (with the Company’s approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provision shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct. The right of indemnification contained in this provision are in addition to and in no way affect any rights to indemnification otherwise provided under the Company’s by-laws or Certificate of Incorporation.

5.6 Effect on Other Benefit Plans. Amounts credited or paid under this Plan shall not be considered to be compensation for purposes of calculating benefits under any other employee benefit plans maintained by the Company, except as otherwise provided in any such benefit plan.

5.7 Notices. Any notices, requests, demands, elections or other communications provided for or permitted by this Plan shall be sufficient if in writing and personally delivered or sent by registered or certified mail to the Participant at the last address for such Participant on the records of the Company, or, in the case of the Company, at its principal offices.

5.8 Tax Liability. The Company may withhold from any payment of benefits hereunder any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable to withhold on behalf of the Participant and which may be assessed with regard to such payment.

IN WITNESS WHEREOF, CTI Industries Corporation has caused this instrument to be executed by its duly authorized officers pursuant to resolution of the Board effective the 28th day of September, 2007.

CTI INDUSTRIES CORPORATION

By:	/s/ Howard W. Schwan
ATTEST:	President

By: /s/ Stephen M. Merrick_______
Secretary